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                                                                       EXHIBIT 5


FOLEY
HOAG LLP
ATTORNEYS AT LAW


May 29, 2002

Abington Bancorp, Inc.
536 Washington Street
Abington, Massachusetts  02351




         Re:  Registration Statement on Form S-4

Ladies and Gentlemen:

         We have acted as special counsel to Abington Bancorp, Inc. ("Abington") in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of the registration statement on Form S-4 (the "Registration Statement") relating to the issuance of shares of Abington's common stock, $.10 par value per share (the "Shares"), in connection with the proposed merger of Massachusetts Fincorp, Inc. with a wholly owned subsidiary of Abington, all as described in the Registration Statement. As special counsel, we have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion.

         Based upon the foregoing, it is our opinion that the Shares, when issued, delivered and sold in the manner described in the Registration Statement, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we consent to the use of our name under the heading "Legal Opinion" in the Proxy Statement/Prospectus constituting a part thereof.

                                             FOLEY HOAG LLP


                                             /s/ Peter W. Coogan
                                             ---------------------------------
                                             Peter W. Coogan, a Partner